Exhibit (l)(6)

PURCHASE AGREEMENT

PHILADELPHIA INTERNATIONAL SMALL CAP FUND

The Glenmede Fund, Inc., a Maryland corporation (the “Company”), and The Philadelphia International Advisors LP, a Pennsylvania limited partnership (“Philadelphia International”), hereby agree with each other as follows:

1. The Company hereby offers Philadelphia International and Philadelphia International hereby purchases one share of the Company’s Philadelphia International Small Cap Fund – Class IV for $10.00 per share (the “Share”). The Company hereby acknowledges receipt from Philadelphia International of funds in the total amount of $10.00 in full payment for such Share.

2. Philadelphia International represents and warrants to the Company that the Share is being acquired for investment purposes and not with a view to the distribution thereof.

IN AGREEMENT WHEREOF, and intending to be legally bound hereby, the parties hereto have executed this Agreement as of the 31st day of May 2011.

THE GLENMEDE FUND, INC.

ATTEST:

/s/ Kimberly C. Osborne		/s/ Mary Ann B. Wirts
By:	Kimberly C. Osborne	By:	Mary Ann B. Wirts
Title:	Executive Vice President	Title:	President

PHILADELPHIA INTERNATIONAL ADVISORS LP

	By:	Philadelphia International Partners LP
	By:	Andrew B. Williams Company LLC, its General Partner

/s/ Kent E. Weaver	By:	/s/ Andrew B. Williams
By: Kent E. Weaver		Andrew B. Williams
Title: Chief Compliance Officer		its Managing Member